EXHIBIT 23.1

BERMAN & COMPANY. P.A.
Certified Public Accountants and Consultants

Consent of lndependent Registered Public Accounting Firm

We consent to the use of our report dated November 30, 2012 on the financial statements of Olie, Inc. as of September 30, 2012, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and from December 10, 2010 (inception) to September 30, 2012, included herein on the registration statement of Olie, Inc. on Form S-8, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
August 7, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL. 33487
Phone: (561) 864-4444 • Fax: (561)  892-3715
www.bermancaps.com • info@bermancaps.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American institute of Certified Public Accountants
Member Florida institute of Certified Public Accountants